Exhibit 10.23
WARNER/CHAPPELL MUSIC, INC.
10585 Santa Monica Boulevard
Burbank, CA 91505

January 8, 2019

Carianne Marshall
c/o Gang, Tyre, Ramer, Brown & Passman, Inc.
132 S. Rodeo Drive
Beverly Hills, CA 90212
Attn:    Donald Passman, Esq.

Dear Carianne:

Please refer to the employment agreement between Warner/Chappell Music, Inc. (“Company”) and you dated March 12, 2018, as amended by letter agreement dated November 16, 2018 (as amended, the “Agreement”).
This letter, when signed by you and countersigned by Company, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.
1.Effective as of the date hereof, Paragraph 1 of the Agreement is hereby amended and restated in its entirety as follows:
“Title and Responsibilities: Your title shall be Co-Chair and Chief Operating Officer, Warner/Chappell Music. Warner/Chappell Music’s Operations, Synch, Finance, Administration/IT, Digital, Business Development, Creative Services and Catalogue functions shall report directly and solely to you. Warner/Chappell Music’s Company P&L, Business Affairs, Budget Management, Deal Making, M&A, Business Strategy and Priorities & Roadmap functions shall report jointly to you and the Co-Chair and Chief Executive Officer, Warner/Chappell Music (which position is initially to be filled by Guy Moot).”
2.Effective as of the date hereof, Paragraph 2 of the Agreement is hereby amended and restated in its entirety as follows:
“Term: The term of this Agreement (the “Term”) shall commence on June 1, 2018 and end on March 31, 2024.”
3.Effective as of February 1, 2019, Paragraph 3(a) of the Agreement is hereby amended and restated in its entirety as follows:
“Salary: During the Term, Company shall pay you a salary at the rate of $1,250,000 per annum.”

4.Effective as of the date hereof, Paragraph 3(b) of the Agreement is hereby amended and restated in its entirety as follows:
“Annual Discretionary Bonus: With respect to each fiscal year of the Term, commencing with the fiscal year that begins October 1, 2018 and ends September 30, 2019 (i.e., the 2019 fiscal year), Company shall consider granting to you an annual bonus (or a pro rata portion thereof for a portion of such fiscal year). Your target bonus with respect to the 2019 fiscal year shall be $1,266,667    (which reflects the proration of your annual target of $1,750,000 commencing February 1, 2019 and your prior annual target of $300,000), and your target bonus for each fiscal year of the Term thereafter shall be $1,750,000 (or a pro rata portion of such amount for a portion of a fiscal year). The amount of any annual bonus awarded to you shall be determined by Company in its sole discretion based on factors including the strength of your performance and the performance of Company (which includes your delivery of certain business and financial objectives) and of Warner Music Group; provided that the amount of any annual bonus awarded to you may be higher or lower than the target amount. Solely with respect to the 2019 fiscal year, and subject to the factors described in the preceding sentence, Company shall take into consideration your additional responsibilities and services rendered to Company during the period in which Company sought to appoint a new senior-most executive of Company in determining the amount of your annual bonus for such fiscal year. Annual discretionary bonuses or pro rata portions thereof, if any, payable to you pursuant to this Paragraph, shall each be paid to you not later than such time as bonuses with respect to the applicable fiscal year are paid to employees of Company generally.”
5.Effective as of the date hereof, the following paragraph is hereby added as new Paragraph 3(e) of the Agreement:
“New LTIP: If, during the Term, Warner Music Group establishes a new long-term incentive plan or program (a “New LTIP”) for which executives of Warner Music Group at your level are eligible to participate, then Warner Music Group shall, in good faith, offer you the opportunity to participate in such New LTIP in accordance with the terms and conditions of such plan or program.”
6.Effective as of the date hereof, Paragraph 5 of the Agreement is hereby amended and restated in its entirety as follows:
“Reporting: You shall at all times report solely and directly to and work solely under the supervision and direction of the Chief Executive Officer of Warner Music Group (currently, Steve Cooper) or the Chief Operating Officer of Warner Music Group (if such an officer is appointed) as Warner Music Group may determine in its sole reasonable discretion; provided that you and the Co-Chair and Chief Executive Officer, Warner/Chappell

Music, shall at all times report to the same senior executive officer. You shall perform such duties consistent with your position as you shall reasonably be directed to perform by such senior executive officer.”
Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.
If the foregoing correctly sets forth our understanding, please sign below and return this letter to Company.

WARNER/CHAPPELL MUSIC, INC.

By:    /s/ Paul Robinson_____________
Name:    Paul Robinson
VP & Secretary

Accepted and Agreed:

/s/ Carianne Marshall__________
Carianne Marshall

3